AMENDMENT TO RIGHTS AGREEMENT

          This Amendment to Rights Agreement, effective as of the 30th day of September, 2002, is made and entered into by and among U.S. Bank, National Association ("U.S. Bank"), Midwest Express Holdings, Inc., a Wisconsin corporation (the "Company"), and American Stock Transfer & Trust Company, a New York banking corporation ("AST").

                                    RECITALS:

          WHEREAS, the Company and U.S. Bank (as successor to Firstar Trust Company) are parties to that certain Rights Agreement, dated as of February 14, 1996, as amended, a copy of which is attached hereto as Exhibit A (the "Rights Agreement"), pursuant to which U.S. Bank undertook the duties and obligations of the Rights Agent (as defined in the Rights Agreement) under the terms and conditions of the Rights Agreement;

          WHEREAS, U.S. Bank has notified the Company that it will resign as the Rights Agent;

          WHEREAS, pursuant to Section 21 of the Rights Agreement, the Company agrees to discharge U.S. Bank from its duties as Rights Agent under the Rights Agreement;

          WHEREAS, the Company desires to appoint AST as a successor Rights Agent under the Rights Agreement, and AST desires to undertake and perform the duties and obligations of the Rights Agent under the terms and conditions of the Rights Agreement;

          WHEREAS, the Company has directed U.S. Bank to amend Section 21 of the Rights Agreement as necessary to allow the Company to appoint AST as a successor Rights Agent under the Rights Agreement.

                                   AGREEMENT:

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

     1. Amendment of Section 21 of Rights Agreement. Section 21 of the Rights Agreement is amended and restated in its entirety to read as follows:

          "Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Common Shares by registered or certified mail and, if separate Right Certificates have been issued as of the date of such notice as contemplated by Section 3 hereof, to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares by registered or certified mail, and, if separate Right Certificates have been issued as of the date of such notice as contemplated by Section 3 hereof, to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit his Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be
     (a) a corporation organized and doing business under the laws of the United States or of the State of New York or the State of Wisconsin (or of any other state of the United States so long as such corporation is authorized to do business in the State of New York or the State of Wisconsin), in good standing, having an office or agency in the State of Wisconsin or the State of New York, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10 million, or
     (b) an Affiliate of a corporation described in clause (a) of this sentence. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares, and, if separate Right Certificates have been issued as of such effective date as contemplated by Section 3 hereof, mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be."

     2. Amendment of Section 26 of Rights Agreement. Section 26 of the Rights Agreement is amended and restated in its entirety to read as follows:

          "Section 26. Notices.

          (a) Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

                         Midwest Express Holdings, Inc.
                         6744 South Howell Avenue
                         Oak Creek, Wisconsin 53154-1402

                         Attn:  Secretary

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


          (b) Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

                         American Stock Transfer & Trust Company7
                         59 Maiden Lane
                         New York, New York 10038

                         Attn: Corporate Trust Department

          (c) Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company."

     3. Appointment. The Company appoints AST as a successor Rights Agent under the terms and conditions of the Rights Agreement, as amended pursuant to Section 1 and Section 2 above (as so amended, the "Amended Rights Agreement").

     4. Assumption. AST accepts the appointment as agent for the Company and the holders of Rights (as defined in the Amended Rights Agreement) under the Amended Rights Agreement, and AST assumes and agrees to perform all of the duties and obligations of the Rights Agent under the terms and conditions of the Amended Rights Agreement.

     5. Rights Agent. From and after the September 30, 2002, each and every reference in the Amended Rights Agreement to a "Rights Agent" shall be deemed a reference to AST.

     6. Section 21 Notice. This instrument constitutes notice to U.S. Bank, as the Company's transfer agent, pursuant to Section 21 of the Rights Agreement that the Company has appointed AST as the successor Rights Agent to U.S. Bank and that U.S. Bank is discharged as such Rights Agent.

     7. No Further Amendment. Except as provided in Section 1 and Section 2 above, the terms and conditions of the Amended Rights Agreement shall be unaffected by this instrument and shall remain in full force and effect.

     8. Successors. Pursuant to Section 28 of the Amended Rights Agreement, the respective covenants and provisions of the Amended Rights Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of the successors and assigns of the Company or the Rights Agent, as the case may be.

     9. Governing Law. This instrument shall be deemed to be a contract made under the laws of the State of Wisconsin and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

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

     10. Counterparts. This instrument may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     11. Descriptive Headings. Descriptive headings of the Sections of this instrument are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this instrument, effective as of the date recited above.


MIDWEST EXPRESS HOLDINGS, INC.              U.S. BANK, NATIONAL ASSOCIATION



By: /s/ Authorized Signature                By: /s/ Authorized Signature
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   Name:                                       Name:
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   Title:                                      Title:
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AMERICAN STOCK TRANSFER &
TRUST COMPANY



By: /s/ Authorized Signature
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     Name:
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     Title:
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